Issuer Free Writing Prospectus Dated March 20, 2026

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated March 23, 2026

Registration Statement No. 333-292504

BW Industrial Holdings Inc.

Forward - Looking Statements and Disclaimer This presentation relates to the proposed public offering of shares of common stock, $ 0 . 0001 par value (the “Common Stock”) of BW Industrial Holdings Inc . (the “Company”, “we”, “us”, or “our”) and should be read together with the registration statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates, as amended from time to time, and which may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 208084 1 / 000121390026028518 /ea 0252378 - 07 . htm (the “Registration Statement”) . This document contains confidential information . Any total or partial reproduction, sharing or improper use of this content without prior authorization from the Company is expressly prohibited . No offer to buy the securities of the Company can be accepted and no part of the purchase price can be received until the Registration Statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact our underwriter Eddid Securities USA Inc . at (+ 1 ) 212 - 363 - 6888 or ecm@eddidusa . com , or contact our Company by calling + 1 (832) 627 - 6852 , or emailing to ir@bsw - epc . com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective . An investment in our shares of Common Stock involves a high degree of risk . Before deciding whether to invest in our shares of Common Stock, you should consider carefully the risk factors, together with all of the other information set forth in the prospectus, including the section entitled “Management’s Discussion And Analysis Of Financial Condition and Results of Operations” and our consolidated financial statements and related notes . If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our shares of Common Stock to decline, resulting in a loss of all or part of your investment . The risks described in the prospectus may not be the only ones that we face . Additional risks not presently known to us or that we currently deem immaterial may also affect our business . You should only consider investing in our shares of Common Stock if you can bear the risk of loss of your entire investment . This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed, and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : • our ability to execute on our long - term construction contracts; • our plans to deliver projects on time and on budget; • our ability to successfully launch and commercialize our modular water treatment systems; • our ability to secure future project awards in certain markets; • our ability to scale or invest in strategic initiatives; • our ability to complete awarded projects as planned or to obtain projects in the future; • our ability to manage our research, development, expansion, growth and operating expense; • our ability to obtain sufficient capital and performance and payment bonds to sustain and grow our business; • our ability to manage and maintain customers, suppliers, distributors, and business partners relationship; and • other assumptions described in this prospectus underlying or relating to any forward - looking statements. We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may and are likely to differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise .

Offering Summary BW Industrial Holdings Inc. (Proposed Stock Symbol: BWGC) Issuer and Ticker Initial Public Offering Offering Type 19,400,000 shares of Common Stock Pre - Offering Shares Outstanding 2,625,000 shares of Common Stock Number of Shares Offered Up to an aggregate of 393,750 additional shares of Common Stock. (equal to 15% of the Common Stock sold in the offering). Over - Allotment Option 22,025,000 shares of Common Stock (22,418,750 shares of Common Stock, assuming full exercise of the underwriters’ over - allotment option). Post - Offering Shares Outstanding $6.0 to $7.0 per share of Common Stock. Offering Price Range $17 million if priced at $6.5/share, and $19.62 million if the over - allotment option is exercised in full. Estimated Gross Proceeds (i) 50% for business expansion, including talent acquisition, geographic expansion, and broadening the scope of our projects to include public infrastructure and commercial construction; (ii) 35% for strategic acquisitions, including potential acquisitions of design institutes, engineering firms, or building materials manufacturing businesses to enhance our vertical integration; however, we have not identified any specific acquisition targets as of the date of this prospectus; and (iii) 15% for working capital and general corporate purposes. Use of Proceeds Eddid Securities USA Inc. Underwriter See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. BW Industrial Holdings Inc.

BW Industrial Holdings Inc. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Corporate Structure immediately prior to and after the offering

BW Industrial Holdings Inc. What We Do We are a U . S . engineering, procurement, and construction (“EPC”) company founded in 2016 , that provides design, construction, and integration services for critical process systems across multiple industrial sectors . We serve companies in automotive parts manufacturing, energy storage and battery manufacturing, renewable energy infrastructure, electronics production, advanced manufacturing, and semiconductor fabrication industries . Our EPC business has been built on serving international companies, seeking to establish and expand their manufacturing operations in the United States . We believe our experience bridging international standards with U . S . regulatory requirements, combined with our track record in complex industrial projects, enables us to deliver efficient, compliant solutions for clients seeking comprehensive EPC services .

BW Industrial Holdings Inc. Many of our clients operate mature production facilities in China and other international markets and seek to replicate proven processes in their U.S. operations. Our team specializes in working with foreign design documents, technical specifications, and manufacturing layouts. We collaborate with U.S. - licensed architects and engineers to translate these foreign design documents into U.S. - compliant construction drawings while preserving the operational logic and efficiency of the original designs. Comprehensive Pre - Construction Advisory Services Unlike many regional EPC firms that focus primarily on construction execution, we differentiate ourselves by offering a full suite of pre - construction advisory services beginning at the initial stages of project development. We believe the service is valuable to foreign manufacturers and other clients unfamiliar with the U.S. regulatory landscape, enabling them to navigate complex requirements with confidence. Cross - Border Technical and Regulatory Navigation See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Strategic Procurement Optimization We engage clients early in the design process to optimize material and equipment sourcing strategies, determining which components can be procured internationally for cost advantages and which must be sourced domestically for compliance or logistical reasons. Our experience with international supply chains and long - lead procurement enables proactive planning during design phases, reducing project delays and cost overruns. Effective Change Order Management Through Cultural Insight and Technical Expertise International clients often face costly change orders when working with contractors due to communication gaps, cultural misunderstandings, inconsistent documentation practices, and differing interpretations of regulatory requirements. Our team’s deep understanding of the U.S. business norms and technical design standards enables us to proactively identify and resolve potential issues during the planning phase. Our Competitive Strengths

BW Industrial Holdings Inc. Financial Highlights Selected Income Statement Data December 31, 2025 US$ December 31, 2024 US$ December 31, 2023 US$ For the year ended December 31, 22,462,GG1 102,048,355 2G,075,604 Revenue (11,525,611) (88,920,480) (21,962,790) Cost of revenues (4,Sc0,551) (3,3SS,S71) (1,8SS,253) Selling, general and administrative expenses 93,906 105,115 271 Other income (1,515,089) (2,290,112) (1,094,905) Income tax (expense) benefit 4,8G4,153 7,542,G07 4,118,G27 Net income (loss) Selected Cash Flow Data December 31, 2025 US$ December 31, 2024 US$ December 31, 2023 US$ For the year ended December 31, G,443,7GG G,573,2GG 217,813 Cash as of beginning of the year 56,303 58,907 11,569,163 Net cash provided by operating activities (1,010,73S) (SS,018) — Net cash used in investing activities (2,428,200) (89,389) (2,213,677) Net cash used in financing activities (3,382,636) (129,500) 9,355,486 Net change in cash 6,061,163 G,443,7GG G,573,2GG Cash as of the end of the year See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. • For 2025, net cash used in investing activities was ~$1.0 million, primarily due to the purchase of bank deposits • Net cash used in financing activities was ~$2.4 million, primarily due to the payment of dividends of ~$2.0 million to stockholders and the payment of approximately ~$0.4 million in deferred offering costs . These financing outflows were non - recurring • The decline in 2025 revenue was mainly due to the: i. completion of several large EPC projects that had contributed significantly to revenue in 2024 ii. certain contracts signed in 2025 experienced delays , resulting in limited revenue recognition in 2025, with a portion expected to be recognized in 2026 as the projects progress • The increase in SGCA was mainly due to the one - time equity award grant of $1.3MM, non - recurring

BW Industrial Holdings Inc. Financial Highlights Selected Balance Sheet Data As of December 31, 2025 US$ As of December 31, 2024 US$ As of December 31, 2023 US$ 22,984,018 24,041,132 14,518,964 Total current assets 329,444 199,437 1,500 Total non - current assets 23,313,462 24,240,56G 14,520,464 Total assets 8,975,593 14,093,795 9,443,072 Total current liabilities — 1,477 — Total non - current liabilities 8,G75,5G3 14,0G5,272 G,443,072 Total liabilities 14,337,869 10,145,297 5,077,392 Total stockholders’ equity 23,313,462 24,240,56G 14,520,464 Total liabilities and stockholders’ equity See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BW Industrial Holdings Inc. Strong Projects Backlog Support Growth in 2026 23 37 2025 2026 Revenue from EPC Services Units: USD (Millions) In 2025, we expanded our customer base and entered into EPC contracts with ten new clients across multiple industrial sectors, including semiconductor fabrication and photovoltaic manufacturing • 2025 Revenue Recognition: Less than $1M recognized in 2025 as the three EPC projects were in early mobilization stages, with billings subject to milestone certifications and customer approvals • 2026 Revenue Outlook : Among these ten new awards, three larger projects represent an aggregate contract value of approximately $ 37 million . However, the contracts are structured as fixed - price EPC arrangements, with revenue recognized over time based on project progress in accordance with ASC 606 • Based on current project schedules, we expect that a substantial majority of the contract value associated with these projects will be recognized during fiscal year 2026, subject to project execution, milestone certifications, change orders (if any), and customer acceptance • We believe these new awards will help broaden our client base, diversify our industry exposure, and enhance revenue visibility entering 2026

BW Industrial Holdings Inc. Our Clients – Completed Project Project Scope (Selected Work) • Our past work includes providing full EPC services for both the construction and renovation of renewable energy production facilities, and an automotive glass manufacturing plant, covering MEP, compressed air systems (“CAS”), and heating, ventilation, and air conditioning (“HVAC”) installations • We also led the design and installation of dust collection, insulation, and vacuum piping systems at battery manufacturing facilities

BW Industrial Holdings Inc. Our Clients – Recently Completed Projects Photovoltaic Manufacturing Facility Project - Florida and Arizona Project Scope (Selected Work) • For 2024, we recognized revenue for $99.3 million ; and $16.5 million 1 for 2025 • Upgrades, modifications, and tenancy improvements to existing industrial facilities to meet photovoltaic manufacturing requirements • Installation of production - supporting infrastructure, including process utilities and related systems • Installation of building systems, including mechanical, HVAC, electrical, plumbing, and fire protection (as applicable), with design/engineering coordination support Note: 1.Please refer to the details on page 53 of the S - 1

BW Industrial Holdings Inc. Our Clients – Ongoing Project Semiconductor Manufacturing Facility Project - Arizona On August 1, 2025, Bestwater entered into a certain service agreement with Propersys Corporation to act as a subcontractor for the construction of a large semiconductor manufacturing facility located in Phoenix, Arizona. Project Scope (Selected Work) • Three Purchase Orders received for an aggregate contract value of $5.5 million • Cable tray installation: under the first Purchase Order, with on - site construction commencing mid - November 2025 and completion expected by end of June 2026 • Electrical wiring works: under the second and third Purchase Orders, scheduled to commence upon completion of the first Purchase Order for approximately two months Outlook We believe this project represents our entry into a strategic client relationship in the semiconductor sector and its successful execution may position us to compete for larger - scale contracts at this facility annually

BW Industrial Holdings Inc. Our Clients – Ongoing Project Solar Module Manufacturing Facility Project — Mesquite, Texas On December 12, 2025, Bestwater entered into a contract with Canadian Solar US Module Corporation (“Canadian Solar”), in connection with the expansion of Canadian Solar’s solar module manufacturing facility in Mesquite, Texas. Project Scope (Selected Work) • Fixed - price, lump - sum contract for a total contract value of approximately $11.5 million • Bestwater is responsible for furnishing all supervision, labor, materials, tools, equipment, supplies, and service as set forth in the contract • Under the contract terms with Canadian Solar, the substantial completion of the project is required by April 20, 2026, with the final completion by May 22, 2026. Outlook We believe the Canadian Solar project will enhance our experience in the photovoltaic manufacturing sector and expand our portfolio of projects within this industry, as well as diversify our customer base and project pipeline .

BW Industrial Holdings Inc. Our Clients – Ongoing Project Solar Module Manufacturing Facility Project — Brookshire, Texas On September 18, 2025, Bestwater entered into a site services agreement with Waaree Solar Americas Inc. (“Waaree”) for the expansion of Waaree’s solar module manufacturing facility located in Brookshire, Texas. Project Scope (Selected Work) • Fixed - price, lump - sum contract for a total contract value of approximately $20 million • The scope of work encompasses design and engineering services, a broad range of construction disciplines, including architectural work, roof insulation, fire protection systems, HVAC systems, mechanical systems, structural work, plumbing and electrical systems, as well as permitting support and construction management Outlook We believe the Waaree project represents a significant contract value and provides us the opportunity to act as general contractor on a large - scale solar module manufacturing facility expansion in Texas

BW Industrial Holdings Inc. Our Team Yunlong Zhang Chief Executive Officer, Director & Chairman of the Board • Founded Bestwater USA Inc. in 2016 • Completed major EPC projects in various states, including South Carolina, Florida, Texas, Arizona, Illinois, Ohio, Michigan, and Tennessee • Undertook U.S. industrial EPC projects since 2014 • Bachelor of Engineering in Industrial Electrical Automation, Jilin University of Technology, Changchun, China • Extensive industry knowledge, proven project execution, strategic leadership capabilities Zhimin Chen Chief Financial Officer • Assurance Staff at Shine Wing Certified Public Accountants Co., Ltd., focusing on industrials in 2011 • Worked at China Minsheng Bank, focusing on credit analysis, risk management and real estate investments (2013 - 2016) • B.S. in Accounting, University of Arizona (2010) • Master of Accounting, University of Arizona (2011) • MBA, Rice University (2018)

BW Industrial Holdings Inc. Our Team and Board Robert A. Sliva, P.E. Chief Operating Officer and Director Nominee • Served as President and Chief Operating Officer of TSC Group Holdings Ltd, a Hong Kong listed company (2007 - 2011) • Served as Vice President at Consolidated Pressure Control (2012 - 2017) • Served as a Manager of Control Systems at Worldwide Oilfield Machine Inc (2020 - 2021) • Served as a Regional Vice President at Industrial Service Solutions (2021 - 2023) • Bachelor of Science degree in Mechanical Engineering, University of Houston • Completed graduate level coursework in Accounting and Quantitative Management • Advanced Management Program for Senior Executives, Rice University Damon Wright Independent Director Nominee • Over two decades of experience in accounting, finance, and corporate financial management • Served as Chief Financial Officer of Aurelia Technologies, where he is responsible for overseeing the company’s accounting, finance, and financial reporting functions (2025 - Present) • Served as Chief Financial Officer of Signal Power Group, where he led financial operations, budgeting, and accounting oversight (2024 - 2025) • Serves as a director and a member of the audit committee for both Signal Power Group and Aurelia Technologies • Served as Corporate Controller of Beusa, where his responsibilities included financial reporting, accounting operations, and internal controls (2023 - 2024) • Served as Corporate Controller at Equipment Depot, Inc., with primary responsibility for accounting and finance functions (2020 - 2023) • Bachelor of Science in Accounting from the University of Kansas (2001)

BW Industrial Holdings Inc. Our Board Yuan Shi Independent Director Nominee • Over two decades of experience in industrial technology and manufacturing management • Served as Managing Director and Board Member of Shanghai NorthGlass Coating Technology Industrial Co., Ltd., where he was responsible for overseeing the company’s overall operations, strategic direction, and business development • Master's degree in Mechanical Engineering, Tongji University, Shanghai, China • Extensive industry knowledge, project experience, and leadership capabilities Marc Distefano Independent Director Nominee • Over ten years of experience in executive leadership, operations management, and industrial services, with a particular focus on strategy, MCA integration, and operations • Served as General Manager of Houston Placement Area, LLC (2025 to Present) • Served as Executive Vice President of Racca Solutions Group, LLC (2020 - 2025) • Served as Executive Vice President of Arena Industrial, LLC (2017 - 2020) • Served as General Manager of Danos, Inc.’s fabrication division (2015 - 2017) • Bachelor of Science in Civil Engineering from the United States Military Academy • Master of Science in Construction Engineering and Project Management from the University of Texas • Master of Science in Finance from the University of Houston

BW Industrial Holdings Inc. Source: The Frost C Sullivan Report See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. • The expansion of semiconductor, battery, and advanced manufacturing facilities in the U.S. is expected to drive demand for industrial construction and EPC services Market size of industrial construction works initiated by Chinese firms, 2024 - 2029E Driven by the industrial construction works in the U.S. initiated or funded by Chinese companies in 2025 including the Gotion battery plant in Illinois and Bitmain’s planned factory in Texas or Florida Reshoring and Supply Chain Security: U.S. policies like • The “Made in America” initiatives, • the CHIPS and Science Act , and • the Inflation Reduction Act incentivize domestic manufacturing in semiconductors, automotive, and clean energy sectors Industry Tailwind: U.S. Manufacturing Reshoring Market Drivers and Trends Analysis $2.3B $5.1B 2024 Market Size 2029 Expected Market Size C AGR from 2025 to 2029 17.2%

BW Industrial Holdings Inc. Our Growth Strategies Market Expansion • Pursuing a market expansion strategy to serve domestic and more foreign industrial clients across Asia and the Americas • We meet the eligibility requirements to bid on government projects in Texas and actively participate in government bids in Texas, and have dedicated personnel responsible for bidding on a regular basis. Technology and Systems Enhancement • Consider exploring the use of AI - powered design tools • Enhance cross - team collaboration • Reduce construction - phase issues • Deliver better outcomes for our clients while increasing our operational efficiency. Leveraging Policy Incentives for Market Expansion We plan to capitalize on the growing availability of U.S. policy incentives designed to attract foreign manufacturing investment to expand our client base and accelerate project pipelines. we believe our specialization in delivering EPC services to U . S . - based manufacturing ventures positions us to benefit from ongoing trends in reshoring and foreign direct investment into the U . S . industrial base . These trends have been driven in part by geopolitical tensions, global supply chain disruptions, and government incentives that encourage strategic sectors to localize production and reduce reliance on overseas manufacturing. Looking ahead, we plan to expand our sales and marketing efforts as part of our growth strategy. We are actively working to serve a broader range of industrial companies in the domestic and international markets, as well as participating in the public sectors projects. Potential Vertical Integration • The possible acquisition of local design institutes or steel fabrication facilities • Enhance our in - house capabilities and provide greater control over project timelines and quality See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

BW Industrial Holdings Inc. Contact Information BW Industrial Holdings Inc. +1 (832) 627 - 6852 ir@bsw - epc.com Eddid Securities USA Inc. Tom Li (+1) 212 - 363 - 6888 ecm@eddidusa.com Thank You

BW Industrial Holdings Inc. Contact Information BW Industrial Holdings Inc. +1 (832) 627 - 6852 ir@bsw - epc.com Eddid Securities USA Inc. Tom Li (+1) 212 - 363 - 6888 ecm@eddidusa.com Thank You